As filed with the U.S. Securities and Exchange Commission on September 10, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MEDIROM HEALTHCARE TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)
Japan	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2-3-1 Daiba,
Minato-ku
Tokyo 135-0091, Japan
+81-(0)3-6721-7364
(Address and telephone number of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, and telephone number of agent for service)
With a Copy to:
Mitchell S. Nussbaum
John Stapleton
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Telephone: (212) 407-4000
Facsimile: (212) 407-4990
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2025
PROSPECTUS
$50,000,000 of
Common Shares
Debt Securities
Warrants
and
Units
MEDIROM HEALTHCARE TECHNOLOGIES INC.
We may, from time to time, in one or more offerings, offer and sell up to $50,000,000 of our common shares (“Common Shares”), including Common Shares represented by American depositary shares (“ADSs”), each representing one Common Share, debt securities, warrants, and units, or any combination thereof, together or separately as described in this prospectus. In this prospectus, references to the term “securities” refers, collectively, to our Common Shares (including ones represented by ADSs), debt securities, warrants, and units. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of the securities offered, please see “Plan of Distribution” in this prospectus.
This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus.
We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should read this prospectus, any prospectus supplement, and any free writing prospectus before you invest in any of our securities. The prospectus supplement and any related free writing prospectus may add, update, or change information contained in this prospectus. You should read this prospectus carefully, the applicable prospectus supplement, and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.
The ADSs are listed on the Nasdaq Capital Market, or “Nasdaq,” under the symbol “MRM.” On September 8, 2025, the last reported sale price of the ADSs on Nasdaq was $1.94 per ADS. The aggregate market value of the voting and non-voting common equity held by non-affiliates, or public float, as of September 8, 2025, was approximately $16,252,390, which was calculated based on 5,888,547 Common Shares held by non-affiliates and the price of $2.76 per share, which was the closing price of the ADSs on Nasdaq on August 8, 2025. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.
We are a “foreign private issuer” and we are currently an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Subject to any other conditions as prescribed in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will no longer be an “emerging growth company,” as defined in the JOBS Act, from the last day of the fiscal year ending December 31, 2025.
As a foreign private issuer, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees.
Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 10 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F (the “2024 Annual Report”), in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”
We may offer and sell the securities from time to time at fixed prices, at market prices, or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. If any underwriters are involved in the sale of any securities with respect to which this prospectus or any prospectus supplements are being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The offering price of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of $50,000,000.
This prospectus provides you with a general description of the securities we may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update, or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”
Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering. A prospectus supplement may also add, update, or change information contained in this prospectus (including documents incorporated herein by reference). If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Documents by Reference” before investing in any of the securities offered.
The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.
You should rely only on the information provided or incorporated by reference in this prospectus or in the prospectus supplement. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities.
As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find Additional Information.”

COMMONLY USED DEFINED TERMS
Unless otherwise indicated or the context requires otherwise, references in this prospectus or in a prospectus supplement to:
•
“2022 Yano Report” is to the 2022 Yano Report (the most recent version available as of the date of this prospectus) issued by Yano Research Institute, a leading market research firm;

•
“ADRs” is to the American Depositary Receipts that may evidence the ADSs (defined below);

•
“ADSs” is to the American Depositary Shares, each of which represents one Common Share (defined below);

•
“Common Shares” are to the common shares of Medirom;

•
“Companies Act” is to the Companies Act of Japan (Act No. 86 of July 26, 2005);

•
“Exchange Act” is to the Securities Exchange Act of 1934, as amended;

•
“fiscal year” is to the period from January 1 to December 31 of the year;

•
“Japanese yen” or “¥” are to the legal currency of Japan;

•
“Medirom” is to MEDIROM Healthcare Technologies Inc., a joint stock company incorporated pursuant to the laws of Japan.

•
“Nasdaq” is to Nasdaq Capital Market;

•
“Securities Act” is to the Securities Act of 1933, as amended;

•
“U.S. dollars,” “ “$,” and “dollars” are to the legal currency of the United States; and

•
“we,” “us,” “our,” “our Company,” or the “Company” are to Medirom and its subsidiaries, as the case may be.

Our functional currency and reporting currency is the Japanese yen. Our consolidated financial statements are presented in U.S. dollars. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥ 157.37 = US$1.00, which was the foreign exchange rate on December 31, 2024 as reported by the Board of Governors of the Federal Reserve System in its weekly release on January 6, 2025. Historical and current exchange rate information may be found at www.federalreserve.gov/releases/h10/. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars, which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY
Business Overview
MEDIROM Healthcare Technologies Inc., which we refer to in this prospectus as Medirom or the Company, is one of the leading holistic health services providers in Japan. Medirom is a franchiser and operator of healthcare salons across Japan, an operator of luxury hair salons in select central Tokyo locations, a preferred platform partner for healthcare service providers and government entities to affect positive health outcomes, and a provider of healthcare technology platforms.
We operate three synergistic lines of businesses: (1) Relaxation Salon Segment; (2) Luxury Beauty Segment; and (3) Digital Preventative Healthcare Segment (HealthTech). By combining brand strength and core retail competencies, including a broad physical footprint in population dense areas across the country, with proprietary technologies and partnerships, our business provides unique, value-added healthcare services to our customers with scale, customization, and cross-network effects that we believe few other companies in the industry can emulate. As of December 31, 2024, all of our principal business activities were focused on Japan.
As of December 31, 2024, the Relaxation Salon Segment had 308 locations across Japan, located within the country’s major cities, primarily in the Tokyo metropolitan area. We utilize our proprietarily customized customer relationship management system to record customer data, facilitate reservations and point-of-sale and business intelligence functions at the 283 salons integrated into such system as of December 31, 2024. Our salons are generally located in metro stations/subways, shopping malls, plazas and high-traffic streets. The Relaxation Salon Segment is our core business and accounted for ¥7,446 million (US$47.3 million), or approximately 89.7% of our total revenue, for the year ended December 31, 2024 and ¥6,060 million (US$38.5 million), or approximately 88.8% of our total revenue, for the year ended December 31, 2023.
The Luxury Beauty Segment consists of ZACC Kabushiki Kaisha, our high-end hair salon, which accounted for ¥699 million (US$4.4 million), or approximately 8.4% of our total revenue, for the year ended December 31, 2024 and ¥568 million (US$3.6 million), or approximately 8.3% of our total revenue, for the year ended December 31, 2023.
The Digital Preventative Healthcare Segment consists of a government-sponsored Specific Health Guidance program, utilizing our internally-developed on-demand health monitoring smartphone application, Lav®; our MOTHER Bracelet® for fitness and health applications; and preventative healthcare services utilizing our experienced nutritionists and health nurses. The Digital Preventative Healthcare Segment accounted for ¥154 million (US$1.0 million), or approximately 1.9% of our total revenue, for the year ended December 31, 2024 and ¥200 million (US$1.3 million), or approximately 2.9% of our total revenue, for the year ended December 31, 2023.
Consumers increasingly recognize the value of services in the relaxation sector after the COVID-19 pandemic. The relaxation sector continues to offer a service that we believe many consumers view as nearly non-discretionary. Bodily health, joint alignment, and therapeutic bodyworks impact the health and wellness of our customers and require physical contact — continuing to buoy our core relaxation salon business. We believe general interest among consumers in managing and maintaining personal health is also growing, especially with respect to balancing sleep, diet and exercise. With this growing interest in critical factors for health, we believe our services are viewed as a more necessary item of consumer spending that we expect will increase demand for our services given the strength of our brand. We also anticipate that our planned acquisition of 70% of the equity of Japan Gene Medicine Corporation will provide opportunities for us to grow our presence in the healthcare technology space and expand the portfolio of services we offer to our relaxation salon clients.
Our Growth Strategy
Our goal is not only to capture a significant market share for relaxation salons but also expand our Digital Preventative Healthcare business lines. We intend to achieve this growth by employing a variety of strategic initiatives, including increasing the number of directly-operated and franchised salons through new store openings and acquisitions.
Growth in the Japanese Market.   According to the 2022 Yano Report, in terms of the number of salons, we are one of the top three companies, on a consolidated basis, in the Kanto region (Tokyo, Kanagawa, Saitama, Chiba, Gunma, Ibaraki and Tochigi), and in the top four nationwide. The total number of relaxation salons under major brands in Japan, according to the 2022 Yano Report, was 2,944, with the largest operator having 613 salons. Our mid-term business plan goal is to operate 500 salons on a system-wide basis (regardless of whether such salons are company-owned, franchise-owned, or investor- owned) by the end of 2028.
Workforce Optimization to Significantly Improve Margins and Increase Revenue.   We currently employ therapists at a large majority of our directly-operated salons under permanent, fixed-term, or part-time employment contracts. A substantial majority of these therapists are paid wages at or close to the statutory minimum wage. From 2012 to 2023, the minimum wage in Tokyo increased by 29.4% from JPY850 (US$5.40) to JPY1,113 (US$7.07), and from 2023 to 2024, the minimum wage in Tokyo increased by 4.5% to JPY1,163 (US$7.39). We are required to pay certain social security expenses associated with them and must pay for their down time when they are not serving our customers. Alternatively, we typically pay contractor therapists a commission of 42-44% of sales they earn, regardless of how many hours they are present at our salons. Under these circumstances, the relative cost to serve a customer using a fixed- salary therapist has increased dramatically in recent years compared to that of a commission-based contractor therapist. Accordingly, we believe we can improve our margins at many of our salons by utilizing a greater proportion of such commission-based therapists.
In connection with this objective, our new mid-term business plan emphasizes the strategic reorganization of our salon workforce mix. Specifically, we plan to increase the proportion of contractor therapists at all of our salons, where they will work alongside a certain number of fixed-salary therapists under the supervision of store managers. Our goal is to adjust the workforce mix at each of our directly-operated salons to maximize profitability by considering a number of factors such as the salon’s fixed cost ratio as a percentage of store sales, operation ratio and fluctuations in customer demand.
In addition to cost saving, we also believe employing a larger proportion of commission-based therapists will increase our sales per salon by increasing bed occupancy. Because we must pay wages to our fixed-salary therapists when they are at our salons but are not serving customers, it is costly for us to maintain idle fixed salary therapists, and we must carefully hire and manage the shifts to meet customer demand.
Therefore, a salon consisting only of fixed-salary therapists may not be able to utilize all of the available beds during times of high demand due to a lack of available therapists. Alternatively, with contract therapists, we will be able to maintain more idle therapists at any given time, allowing us to better respond to fluctuations in customer demand and increase bed occupancy.
In order to achieve this initiative and monitor store-by-store workforce optimization, cost-efficiencies, potential to improve profitability, as well as any potential need to shut down certain locations, we established a new division on July 1, 2024 that engages exclusively in store-level analyses and advising our management on these matters. With the insights provided by the new division, we believe that our management will be able to improve its oversight of store-by-store operations.
Expansion of Salons Located at Spa Facilities.   Compared to standalone salons and salons located in commercial properties, salons located within spa facilities incur no security deposits and require substantially lower capital expenditures. In addition, salons located at spas are more resilient to large fluctuations in customer visits because a majority of the therapists at such locations are contract therapists. Although our salons located within spas tend to have less monthly revenue compared to a similar standalone salon or a salon located in a commercial property, by focusing on salons located at spas, we aim to accelerate our new salon development and generate more stable profits while minimizing capital expenditures.
Consolidation via Targeted Acquisitions.   As the domestic Japanese relaxation sector faces structural changes that accelerate consolidation, we believe that we are positioned strategically to harness value, realize synergies, and maximize our pipeline of acquisition targets at bargain prices. Our corporate acquisitions team aims to buy businesses at relatively low multiples, leveraging our brand, the strong reputation of our CEO, and the halo effect of joining Japan’s first relaxation company to be publicly listed in the United States.
We believe we have the competitive advantage and significant negotiating power to structure accretive deals, integrate both the culture and operations of target companies, and grow long-term value. As part of our robust utilization of such capabilities to originate and execute acquisitions in the domestic relaxation sector, we are continuously searching for opportunities to acquire salon brands that have at least 10 stores, and we may potentially seek opportunities to acquire a major competitor under the right circumstances.
Growing Salon Sales via Operation Outsourcing Model.   In the fourth quarter of 2021, we started an additional business model where we sell our directly-owned salons to investors and enter into service agreements to manage the operations on behalf of the investors. Under this model, we are entitled to a contingent fee equal to 80% to 90% of the amount of profit that exceeds a 6% to 8% investment yield on the purchase price of each acquired salon. Through this model, we aim to maximize the return on capital investment, accelerate salon openings by reinvesting the proceeds from the sales of salons, improve operational efficiency by further focusing on salon operations, and generate additional income from the salons that were sold to investors and are under our management. Since the inception of this model, we have gradually decreased the yield to investors of the salons that we sell, and we have repurchased certain salons we had previously sold at higher investment yields in order to later resell them at lower yields. As of December 31, 2024, 57 investor-owned salons were under our management, as compared to 41 salons as of December 31, 2023.
Increasing Sales through Marketing and Advertising.   We conduct most of our marketing and advertising through our website and through HOT PEPPER Beauty, a dominant web aggregator of salon businesses in Japan. In addition, our salons are strategically located in high density and foot traffic areas near train stations and shopping centers that are advertising and marketing drivers. Furthermore, we are working to enhance our digital marketing initiatives, including through our smart phone apps, to retain our repeat customers and improve the frequency of customer visits. The Re.Ra.Ku® application, which is a specialized app for our relaxation salons, was released in October 2022. The application had 185,022 cumulative downloads as of the end of December 2024, and 13.2% of all reservations at our relaxation salons were made through the application in the month of December 2024.
In addition, we intend to grow through our various loyalty marketing programs. We award customers a certain percentage of points when they pay with Re.Ra.Ku PAY in accordance with the customer’s loyalty status, which is either “Bronze”, “Silver”, “Gold”, “Platinum”, or “Diamond”. We also aim to promote marketing campaigns in which we award customers a certain percentage of points when they purchase points through Re.Ra.Ku PAY. By incentivizing customers to charge more using their Re.Ra.Ku PAY balances, which expire after 150 days, we believe we can induce such customers to visit our salons more frequently.
Furthermore, we aim to expand the scope of possible uses of Re.Ra.Ku PAY points, which are currently limited to payment only for relaxation services and merchandise.
Continue Aggressive Investment and Expansion in the Digital Preventative Healthcare Segment.   We plan to invest in and grow the Digital Preventative Healthcare Segment and increase the segment’s profit margin. In order to increase revenue from the Specific Health Guidance Program, in addition to our continuous sales efforts to increase the number of contracts with corporate insurance associations, we are renegotiating with existing corporate insurance association clients to transition from initial discounted service prices to standard ones. We also intend to accelerate the production of our MOTHER Bracelet®. We intend to grow our existing sales forces and utilize external sales representatives to obtain larger purchase orders from businesses such as hospitals, nursing homes and medical facilities serving the elderly population, transportation, construction, and national security sectors. In order to accelerate our aggressive sales activities, we developed and commercially launched the MOTHER Gateway and REMONY®. Rather than promoting the MOTHER Bracelet® as a standalone product, we intend to emphasize how all these products and services can work as an integrated platform, with the MOTHER Bracelet® collecting health data from a large number of users and sending the data to REMONY® via Gateway, allowing business clients to monitor user health data. We intend to continuously invest in and improve the functionality of the MOTHER Bracelet® by developing algorithms to more accurately measure health data, expand the scope of available health data, improve the data connectivity between a larger number of MOTHER Bracelet®

products and Gateway tools at the same time, and improve the user experience of REMONY® software. As part of this strategy, in October 2024, we issued convertible bonds in the aggregate principal amount of ¥300,000 thousand to an investor, and we intend to use a portion of the proceeds from this issuance for investment in our Digital Preventative Healthcare Segment. See “Item 5. Operating and Financial Review and Prospects — B. Liquidity and Capital Resources — Convertible Bonds” in the 2024 Annual Report, which is incorporated herein by reference. From July 1, 2024 through December, 2024, we received purchase orders for an aggregate of over 25,000 MOTHER Bracelet® units from our business customers, 2,112 of which were shipped and generated revenue in 2024, while the remaining orders are expected to be fulfilled in 2025.
The HealthTech Business as a Standalone Startup.   In order to accelerate the growth of our HealthTech business, we transferred our Digital Preventative Healthcare business to our subsidiary MEDIROM MOTHER Labs Inc. in July 2023. We believe this spinoff will allow our Digital Preventative Healthcare business to fulfill its financing needs for its investments in inventory, software development, and marketing activities. In August 2024, MML entered into a capital and business alliance with NFES Technologies Inc., under which NFES purchased 556 newly issued series A preferred shares of MML (approximately 1.1% of MML’s equity ownership immediately after NFES’s investment in MML) for JPY100,080 thousand (US$636 thousand) at a pre- money equity valuation of JPY9 billion (US$57.2 million) as the lead investor in the series A equity financing round of MML. The capital and business alliance agreement with NFES includes certain other commercial terms. In addition, in October 2024, MML and Elematec Corporation, a Japanese joint-stock corporation, entered into a capital and business alliance agreement under which Elematec participated in MML’s series A financing round by purchasing 556 newly issued series A preferred shares of MML for a total price of JPY100,080 thousand (US$636 thousand). Until December 31, 2024, MML had entered into agreements with six investors for aggregate financing of JPY260,280 thousand (US$1,654 thousand). We continuously seek attractive financing opportunities for our Digital Preventative Healthcare business, and may seek to raise additional capital to aggressively expand the business, though we intend to continue to be the controlling shareholder of MML. For additional details regarding our capital and business alliance agreements, see “Item 4. Information on the Company — Capital and Businesses Alliances of MEDIROM MOTHER Labs Inc.” in the 2024 Annual Report, which is incorporated herein by reference.
Our Competitive Strengths
Brand Value.   We believe our trademarks and other intellectual property create a strong competitive advantage in our Relaxation Salon Segment, Luxury Beauty Segment and Digital Preventative Healthcare Segment. With widespread recognition in the Kanto region and across Japan, our Company benefits from a loyal customer base and brand recognition that enables the growth of our businesses.
Employee Satisfaction.   High turn-over rates and difficulty in hiring skilled labor are challenges facing the relaxation industry. We have invested culturally and economically to create a career progression for our therapists so they will stay and grow with our Company. We believe that our employee satisfaction levels contribute to employees’ high morale. This is evidenced by us being awarded the Grand Prix for the relaxation sector’s top therapist and best salon award in Japan in 2019, as well as the Semi-Grand Prix for the individual therapist and the Grand Prix for the best salon award in 2021, which, as of December 31, 2024, is the most recent year these awards were provided due to the impact of COVID-19. This is particularly important as high turnover reduces or disrupts available investment in capital because of the costs associated with hiring and training new employees. We continue to optimize our working environment for therapists in an effort to improve morale and productivity and cultivate a long-term orientation among our therapists toward their work and status within the Company.
Re.Ra.Ku® College.   We believe that we own one of the largest in scale and best in-class education and training facilities for relaxation therapists in the Japanese relaxation industry. Re.Ra.Ku® College enables us to provide continuous training to our franchise owners and salon staff, as well as continuous direct access to a pool of newly trained and job-ready staff. We focus on providing continuous training and learning opportunities to all of our therapists to ensure the quality of our services is consistent throughout our salons. We require a certain level of relaxation therapist training before therapists are allowed to work with clients at our salons, and we believe the level of required training for our therapists is one of the highest among leading relaxation service providers in Japan. We find that this rigorous skill training system better prepares our therapists and has proven effective for our salons. We provide 54 hours of training programs. Each training module can be taken on demand, rather than in a series, for the trainee’s convenience. Moreover, we provide follow-up training courses based on how we evaluate and grade the practitioner’s skills.
Innovative Services Provided by Our Relaxation Salons.   Our relaxation salons’ services are innovative and differ from traditional shiatsu-style bodywork. For example, we created our unique wing stretch method, which focuses especially on the shoulder blades. This is important because the shoulder blades are a critical part of the body, as they connect and balance the bones from the neck to the lower back and support the body to ensure the body moves smoothly. Unlike other salons who provide traditional shiatsu-style bodywork and typically use body weight pressure on the muscles, which can cause damage, our relaxation therapists use stretch techniques on the muscles, thereby preventing damage. We believe our non-pressure method mitigates the risk of severe malpractice and other similar claims. Finally, our relaxation therapists are trained to converse with our customers, to ask them questions in order to tailor the therapy to their unique needs, and to promote self-care by communicating about their current body ailments and providing advice for future visits.
Strong Positioning for the Continued Growth of the Specific Health Guidance Program.   We have been engaged in the government-initiated Specific Health Guidance Program for the use of our on-demand health monitoring application, Lav®. Because this is a Ministry of Health, Labour and Welfare subsidized program, participating companies need to maintain quality controls. Partners and service providers are vetted and must adhere to standards that are established by each of the health insurance providers. We believe this business is currently entering a growth phase and that our developed systems and adherence to strict regulation and oversight provides us a competitive advantage in the business. As of December 31, 2024, we have entered into contracts with 86 corporate insurance associations for the use of Lav® in the Specific Health Guidance Program. We have begun to renegotiate these contracts to increase the unit price for our services with existing corporate insurance association clients, who contracted with us at deeply discounted prices, by showing our achievement of the participants’ program completion ratio. In addition, we continue to market and sell our Lav® solution to new potential clients.
Uniqueness of Our Lav® Application for Consumers.   We believe that the Lav® application is unique by providing comprehensive support and physician-supervised guidance and methods for not only nutrition but also exercise and sleep. We believe that we have a competitive advantage in securing a sufficient number of coaches as needed because we are able to recruit our existing therapists to become coaches.
Uniqueness of Our MOTHER Bracelet®.   We believe our MOTHER Bracelet® is the only fitness tracker that requires no electric charging by utilizing the innovative technology of the Gemini TEG (Thermoelectric Generator) and Mercury Boost Converter. These technologies enable the user’s body heat to generate electricity. As of December 31, 2024, we are not aware of any other wearable devices in the market with equivalent capabilities.
In addition, we believe we have a competitive advantage selling our MOTHER Bracelet® to businesses because of our open Software Development Kit (SDK) policy. By making the SDK publicly available, we allow and encourage software and hardware developers to customize the management of healthcare data for their own purposes.
Recent Developments
On May 9th, 2025, we entered into a Master License and Distribution Agreement with Matrix Industries, Inc. (“Matrix”). The Master License and Distribution Agreement terminates and supersedes the Development and Production Agreement with Matrix, dated August 4, 2020, which granted us exclusive use as to third parties in the Asia territory, except for certain prior contractual obligations of Matrix, for use of their thermoelectric power module and software in our MOTHER Bracelet®. Pursuant to the Master License and Distribution Agreement, Matrix granted us an exclusive right to market, sell and distribute our MOTHER Bracelet® and other wearable devices incorporating Matrix’s thermoelectric power module and software in Japan, excluding sales to governmental agencies.
The exclusivity period extends through December 31, 2027, and will automatically renew on an annual basis thereafter as long as we meet the volume requirements set forth in the Master License and Distribution Agreement. If the unit volume requirements are not met, we retain the right to continue to distribute and sell these products in Japan, but Matrix would have the right to terminate our exclusivity right.
Matrix also executed a Software Escrow Agreement to deposit certain materials with respect to Matrix’s intellectual property. The intellectual property deposited into the escrow account shall be released to us in the event that Matrix is unable to fulfill its obligations under the Master License and Distribution Agreement that materially affects our ability to continue providing our services, such as Matrix’s failure to deliver firmware updates, provide technical support, or maintain server-side infrastructure necessary for the operation of our MOTHER Bracelet® and other wearable devices, or, due to bankruptcy liquidation.
Consideration payable by us to Matrix pursuant to the Master License and Distribution Agreement includes a license fee of $300,000, including an open payable amount of $22,825, and ongoing royalty payments to Matrix of $5.00 per unit of a future generation of the MOTHER Bracelet® based on sales forecasts regardless of the actual number of units sold; however, if the actual number of units sold exceeds the forecast, the royalty payment shall be based on the actual sales volume.
The term of the Master License and Distribution Agreement is five (5) years and automatically renews for successive one (1) year terms thereafter, unless we notify Matrix in writing at least nighty (90) days prior to the expiration of the then-current term that the Master License and Distribution Agreement will not be so renewed.
On June 24, 2025, Kouji Eguchi, our Chief Executive Officer, transferred 7,500 Common Shares to Yohei Umezaki, an independent contractor of the Company. Mr. Eguchi did not receive any consideration in connection with the share transfer.
Summary of Risk Factors
Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information — D. Risk Factors” in the 2024 Annual Report, which is incorporated herein by reference.
Risks Related to Our Company and Our Business
Risks and uncertainties related to our Company and our business include, but are not limited to, the following:
•
We may not achieve our development goals, which could adversely affect our operations and financial results;

•
We are implementing new growth strategies, priorities and initiatives and any inability to execute and evolve our strategy over time could adversely impact our financial condition and results of operations;

•
Sales of our salons to investors could depend heavily on a number of factors, and as a result, our annual revenue from salon sales may vary from year to year;

•
We are actively expanding mainly in Japan and plan to increase our presence in overseas markets, and we may be adversely affected if Japanese and global economic conditions and financial markets deteriorate;

•
Our Digital Preventative Healthcare Segment may not continue to grow as we intend or achieve or sustain profitability;

•
Our MOTHER Bracelet® and Gateway incorporate various components, and component inflation may increase our cost of producing these products;

•
Our system-wide relaxation salon base is geographically concentrated in the Tokyo metropolitan area of Japan, and we could be negatively affected by conditions specific to that region;

•
Our past and future acquisitions, minority investments, venture financings, joint ventures and strategic alliances could fail to deliver the anticipated benefits or otherwise have an adverse effect on our businesses and results of operations; and

•
Our planned acquisition of Japan Gene Medicine Corporation may not be completed on a timely basis, on our anticipated terms, or at all, and there are uncertainties and risks to consummating the acquisition and integrating the acquired business.

Risks Related to Our Relationships with Franchisees
Risks and uncertainties related to our relationships with franchisees include, but are not limited to, the following:
•
The financial performance of our franchisees can negatively impact our business; and

•
We have limited control with respect to the operations of our franchisees, which could have a negative impact on our business.

Risks Related to Our Industry
Risks and uncertainties related to our industry include, but are not limited to, the following:
•
We are vulnerable to changes in consumer preferences and economic conditions that could harm our business, financial condition, results of operations and cash flow;

•
We may not be able to compete successfully with other relaxation salon businesses, which could materially and adversely affect our results of operations;

•
We face significant competition and continuous technological change; and

•
Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

Risks Related to Ownership of the ADSs
Risks and uncertainties related to our ownership of the ADSs include, but are not limited to, the following:
•
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Common Shares and ADSs may be less attractive to investors;

•
As a “foreign private issuer” we are permitted, and intend to continue, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers;

•
ADSs representing our Common Shares are listed on the Nasdaq Capital Market. As such, we must meet the Nasdaq Capital Market’s continued listing requirements and other Nasdaq rules, or we may risk delisting. Delisting could negatively affect the price of the ADSs, which could make it more difficult for us to sell securities in a financing and for you to sell your ADSs;

•
We may be, and have in the past been, delayed in complying with our periodic reporting obligation under the Exchange Act;

•
Our Chief Executive Officer owns a “golden share” with key veto rights, thereby limiting a shareholder’s ability to influence our business and affairs; and

•
The requirements of being a U.S. public company may strain our resources and divert management’s attention.

Risks Related to Japan
Risks and uncertainties related to Japan include, but are not limited to, the following:
•
We are incorporated in Japan, and it may be more difficult to enforce judgments against us that are obtained in courts outside of Japan; and

•
Substantially all of our revenues are generated in Japan, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

General Risk Factors
Other general risk factors include, but are not limited to, the following:
•
Third party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues.

Corporate Information
We are a joint-stock corporation incorporated in Japan under the Companies Act. Our Company was originally incorporated in Japan on July 13, 2000 under the name “Kabushiki Kaisha Young Leaves.” In January 2017, we changed our name to “MEDIROM Inc.” In April 2018, we established three wholly-owned subsidiaries, Bell Epoc Wellness Inc., JOYHANDS WELLNESS Inc., and Medirom Human Resources Inc. In October 2018, we acquired our fourth wholly-owned subsidiary, Decollte Wellness Corporation. In March 2020, our Company’s English name was changed to “MEDIROM Healthcare Technologies Inc.” In December 2020, we listed the ADSs representing our Common Shares on The Nasdaq Capital Market (which we refer to as “NASDAQ”). In May 2021, we acquired SAWAN CO. LTD., our fifth wholly-owned subsidiary. In July 2021, in order to speed up decision-making process, improve business efficiency and maximize business value, we reorganized and re-designated certain of our wholly-owned subsidiaries by business functions. In January 2022, we completed the acquisition of ZACC Kabushiki Kaisha, a high-end hair salon company. On July 3, 2023, we effected a second reorganization where we transferred our Digital Preventative Healthcare business to MEDIROM MOTHER Labs Inc., a newly established subsidiary that we wholly owned at the time of establishment, which operates our entire Digital Preventative Healthcare business as of the date of this prospectus. As part of the second reorganization, we also transferred our existing salon development department, which is responsible for sourcing and setting up store spaces, and general corporate departments, which include accounting, legal, general affairs, human resources, IT and other corporate functions, and had Bell & Joy Power Partners Inc., an existing wholly-owned subsidiary, assume such operations going forward. On the same day, Bell & Joy Power Partners Inc. was renamed MEDIROM Shared Services Inc.
On January 1, 2025, we completed a corporate reorganization in order to integrate our relaxation salon business subsidiaries into a single entity to allocate our therapist resources more efficiently and dynamically. Specifically, Wing Inc., as the surviving entity (i) merged with Medirom Human Resources Inc. and (ii) succeeded the wellness salon business at spa facilities from Joyhands Wellness Inc. On the same date, WING Inc. changed its corporate name to “Medirom Wellness Co.”
As of the date of this prospectus, we had the following subsidiaries: MEDIROM Wellness Co., MEDIROM Shared Services Inc. (formerly known as Bell & Joy Power Partners, Inc.), SAWAN CO. LTD., ZACC Kabushiki Kaisha, MEDIROM MOTHER Labs Inc., and MEDIROM Rehab Solutions Inc. On June 30, 2024, we entered into a share transfer agreement for the purpose of acquiring 70% of the issued and outstanding Common Shares of Japan Gene Medicine Corporation (“JGMC”) for ¥2,000,000 thousand (the “Initial Acquisition Purchase Price”) and making JGMC our subsidiary (the “Initial Acquisition”). In addition, we concurrently entered into a binding memorandum of understanding (the “MOU”) under which we were granted an option to purchase the remaining 30% of the issued and outstanding shares of JGMC that we will not acquire as part of the Initial Acquisition.
Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our principal executive offices are located in 2-3-1 Daiba, Minato-ku, Tokyo 135-0091, Japan, and our main telephone number is +81(0)3-6721-7364. Our website is https://medirom.co.jp/en/. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. You should not consider any information on our website to be a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information — D. Risk Factors” in the 2024 Annual Report, which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Incorporation of Documents by Reference” and “Where You Can Find Additional Information” of this prospectus.

OFFER STATISTICS AND EXPECTED TIMETABLE
We may from time to time, offer and sell any combination of the securities described in this prospectus up to a total dollar amount of $50,000,000 in one or more offerings. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices, and on terms to be determined at the time of sale. We will keep the registration statement of which this prospectus is a part effective until such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement.
CAPITALIZATION AND INDEBTEDNESS
Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.
DILUTION
If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:
•
the net tangible book value per share of our equity securities before and after the offering;

•
the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•
the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of securities we offer as indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.

DESCRIPTION OF SHARE CAPITAL
The following is a summary of the material terms of our capital stock and our articles of incorporation, including a summary of the relevant provisions of applicable share handling regulations, of the Companies Act and the Act on Book-Entry Transfer of Company Bonds, Shares, etc. of Japan (Shasai Kabushiki tou no Furikae ni kansuru Houritsu) (Act No. 75 of 2001, as amended) (including regulations promulgated thereunder, the “Book-Entry Act”) relating to joint-stock corporations (kabushiki kaisha), and of certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation and the applicable share handling regulations.
We are a joint-stock corporation incorporated in Japan under the Companies Act. The rights of our shareholders are represented by our Common Shares and one Class A share as described below, and our shareholders’ liability is limited to the amount of their respective holdings in such shares. Our articles of incorporation have been filed as Exhibit 3.1 to Form F-1 (File No. 333-281771) filed with the SEC on August 23, 2024 and are hereby incorporated by reference into this Registration Statement.
As of the date of this prospectus, our authorized capital stock consisted of 19,900,000 shares, of which 19,899,999 were Common Shares and one was the Class A share.
All currently outstanding Common Shares and the Class A share are fully-paid and non-assessable.
Changes in Capital
Under our articles of incorporation, any material changes in capital, such as a share issuance at a substantially favorable price, consolidation of shares, issuance of share options with substantially favorable conditions, or reduction of the stated paid-in capital, among others, require a two-thirds majority vote of our common shareholders and a resolution of the Class A shareholder(s), as set described under “— Voting Rights and Shareholder Meetings” below.
Voting Rights and Shareholder Meetings
Our articles of incorporation provide that each annual meeting of our shareholders must be held within five months after the end of each fiscal year. Our fiscal year ends on December 31, and therefore, we must hold our annual shareholders’ meeting by the end of May of each following year. In addition, shareholders meetings to consider and vote on extraordinary matters may be held as necessary, provided that we satisfy all of the procedural requirements under both our articles of incorporation and the Companies Act.
Our Common Shares allocate one vote per share at shareholders’ meetings. Our articles of incorporation provide for a simple majority approval on most matters submitted for shareholder vote, unless otherwise required by laws or regulations. As required by law, and as referenced in our articles of incorporation, a two-thirds majority approval is required for any votes on matters specified in Article 309, Paragraph (2) of the Companies Act, which cover, in relevant part, stock purchase requests, treasury stock purchases, purchases of an entire class of shares, demands for share sales by heir, stock consolidations, and amounts paid for the offered shares. Any amendment to our articles of incorporation must be approved by our shareholders at a shareholders’ meeting.
Special Voting and Consent Rights
Class A Voting Rights.   Our founder, Mr. Kouji Eguchi, who is also our Chief Executive Officer and a director, holds a single Class A share of our Company. The Class A share is the only Class A share outstanding and was issued to Mr. Eguchi in December 2015. Under our articles of incorporation, the Class A shareholder generally does not have any voting rights at general shareholders’ meetings. However, under our articles of incorporation, when a decision-making body of our Company is to adopt a resolution on any of the matters listed in (i) to (ix) below, such a resolution requires the Class A shareholder’s approval, which means that Mr. Eguchi has veto rights with respect to these matters. The following matters require Mr. Eguchi’s approval as the holder of the Class A share:
(i)
request to sell shares to an heir, etc.;

(ii)
consolidation of shares;

(iii)
issuance of shares;

(iv)
issuance of share options;

(v)
dismissal of a corporate auditor;

(vi)
reduction of stated capital;

(vii)
issuance of a dividend of property other than cash;

(viii)
amendment to our articles of incorporation, transfer of business, dissolution, or liquidation; and

(ix)
change in organization, merger, share split, share exchange, or share transfer.

Pre-Emptive Rights
Holders of Common Shares have no pre-emptive rights under our articles of incorporation.
Dividend Rights
We may issue dividends upon a resolution of our common shareholders. However, if the dividend is to be issued in property other than cash, the approval of the Class A shareholder(s) is also required. We have not issued dividends to our shareholders since the incorporation of our Company.
Liquidation Rights
In accordance with the Companies Act and the Articles of Incorporation, liquidations must be approved by common shareholders holding at least a two-thirds majority of the shares present at a meeting where a quorum of one-third of the issued and outstanding shares with voting rights is present. Liquidation is also a matter that requires the approval of the Class A shareholder(s).
Transfer Agent
Under Article 8 of our articles of incorporation, we are required to have a shareholder registry administrator. The shareholder registry administrator and the shareholder registry administrator’s location for handling share-related affairs must be determined pursuant to a resolution of our board of directors. All affairs related to our shareholder and share option registries are delegated to the shareholder registry administrator and are not to be handled by our Company. The current shareholder registry administrator for our Company is Sumitomo Mitsui Trust Bank, Limited.
Limitations on Liability
Our articles of incorporation permit us to exempt, by resolution of our board of directors, corporate auditors from liabilities arising in connection with their failure to execute their duties in good faith (but without gross negligence), to the fullest extent permitted by the Companies Act. In addition, our articles of incorporation permit us to exempt, by resolution of our board of directors, directors from liabilities arising in connection with any failure to execute their duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), to the fullest extent permitted by the Companies Act. Should our board of directors exempt a corporate auditor or director from any such liabilities, our rights and those of our shareholders to file shareholders’ derivative suits on behalf of our Company to recover monetary damages from such director or corporate auditor for breach of their duties under the Companies Act will be eliminated or reduced. However, exculpation does not apply to any director or corporate auditor if they have breached their duties under the Companies Act intentionally (koi) or by gross negligence (ju-kashitsu). Furthermore, we may enter into agreements for the limitation of liabilities with our independent directors and corporate auditors. If we do so, we expect that these agreements will eliminate or reduce our rights and those of our shareholders as described above.

Articles of Incorporation
Objective of our Company under our Articles of Incorporation
We have broad authority under Article 2 of our articles of incorporation to conduct our lines of business.
Provisions Regarding Our Directors
With respect to the election of directors of our Company, each director must be voted in by a majority of our common shareholders entitled to vote at a common shareholders’ meeting where shareholders holding one-third or more of the voting rights entitled to vote are present. Additionally, any resolution regarding the election of a director cannot be adopted by cumulative voting.
Rights of Shareholders of our Common Shares
Under the Companies Act and our articles of incorporation, holders of our Common Shares have, among others, the following rights:
•
the right to receive dividends when the payment of dividends has been approved at a shareholders’ meeting, with this right lapsing three years after the due date for payment according to a provision in our articles of incorporation;

•
the right to vote at a shareholders’ meeting (cumulative voting for the election of directors is not allowed under our articles of incorporation);

•
the right to receive surplus in the event of a liquidation; and

•
the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions, including (i) the transfer of all or material part of our business, (ii) an amendment to our articles of incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) a company split, or (v) a merger, all of which must, as a general rule, be approved by a special resolution adopted at a shareholders’ meeting.

Under the Companies Act, a company is permitted to make a distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the distributable amount provided for under the Companies Act and the applicable ordinance of the Ministry of Justice as of the effective date of such distribution of surplus. The amount of surplus at any given time shall be the amount of the company’s assets and the book value of the company’s treasury stock after subtracting and adding the amounts of the items provided for under the Companies Act and the applicable ordinance of the Ministry of Justice.
A shareholder is generally entitled to one vote per share at a shareholders’ meeting. In general, under the Companies Act and our articles of incorporation, a shareholders’ meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Companies Act and our articles of incorporation require a quorum of not less than one-third of the total number of voting rights in connection with the election of directors and statutory auditors. Under the Companies Act, to avoid exercising improper control in a form of mutual shareholding, an institutional shareholder, 25% or more voting rights of which are directly or indirectly held by us, does not have voting rights at our shareholders’ meeting. We have no voting rights with respect to our own Common Shares that we hold. Shareholders may exercise their voting rights through proxies, provided that a shareholder may appoint only one other shareholder who has voting rights as its proxy.
With respect to a special resolution, while the Companies Act generally requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting in connection with any material corporate actions, it allows a company to reduce the quorum for such special resolutions pursuant to its articles of incorporation to one-third (or greater than one-third) of the total number of voting rights. We adopted a quorum of not less than one-third of the total number of voting rights in our articles of incorporation for special resolutions for material corporate actions, such as:

•
a reduction of the stated capital (except when a company reduces the stated capital within a certain amount as provided for under the Companies Act);

•
an amendment to our articles of incorporation;

•
establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders’ approval;

•
a dissolution, merger, or consolidation requiring shareholders’ approval;

•
a company split requiring shareholders’ approval;

•
a transfer of all or an important part of our business;

•
a takeover of the entire business of any other corporation requiring shareholders’ approval;

•
issuance of new shares at a substantially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with substantially favorable conditions, to persons other than our shareholders; and

•
other material corporate actions provided in the Companies Act.

The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.
A shareholder holding 90% or more of the total number of voting rights of all shareholders has the right to demand that all other shareholders sell their shares to such shareholder who holds 90% or more of the voting rights.
Shareholders holding 10% or more of the total number of voting rights of all shareholders, or 10% or more of the total number of our outstanding shares, have the right to apply to a court of competent jurisdiction for our dissolution.
Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a shareholders’ meeting.
Shareholders who have held 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, for six months or more have certain rights under the Companies Act, which include the right to:
•
apply to a competent court for removal of a director or a corporate auditor; and

•
apply to a competent court for removal of a liquidator.

Shareholders holding 3% or more of the total number of voting rights of all shareholders have the right to object to the exculpation of a director or a corporate auditor from certain liabilities.
Shareholders holding 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, have certain rights under the Companies Act, which include the right to:
•
examine our accounting books and documents and make copies of them; and

•
apply to a competent court for the appointment of an inspector to inspect our operation and/or financial condition.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for the appointment of an inspector to review the correctness of the convocation and voting procedures of a shareholders’ meeting.
Shareholders who have held 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or more have the right to demand that certain matters be added to the agenda items at a shareholders’ meeting.
Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act, which include the rights to demand:

•
the institution of an action to enforce the liabilities of our directors or corporate auditors;

•
the institution of an action to disgorge from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

•
on our behalf, that a director ceases an illegal or ultra vires action.

There are no provisions under the Companies Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us.
Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, as a general rule, be approved by a special resolution of our shareholders.
Annual meetings and special meetings of shareholders are convened by our Chief Executive Officer based on a resolution of our board of directors. Under our articles of incorporation, shareholders of record as of the last day of February of each year have the right to attend our annual shareholders’ meeting. We may, by prescribing a record date, determine the shareholders who are stated or recorded in the shareholder registry on the record date as the shareholders entitled to attend and take action at a special shareholders’ meeting, and in this case, we are required to make a public notice of the record date at least two weeks prior to the record date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders’ meeting.
Our Acquisition of our Common Shares
Under applicable laws of Japan, we may acquire our Common Shares:
(i)   from a specific shareholder (other than any of our subsidiaries), pursuant to a special resolution of a shareholders’ meeting; or
(ii)   from any of our subsidiaries, pursuant to a resolution of our board of directors.
In the case of any acquisition made by way of (i) above, any other shareholder may request within a certain period of time provided under the applicable ordinance of the Ministry of Justice before a shareholders’ meeting that we also purchase the shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of Common Shares does not exceed the market price of our Common Shares calculated by the method prescribed in the applicable ordinance of the Ministry of Justice.
In general, an acquisition by us of our Common Shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the distributable amount.
We may hold the Common Shares which we acquired pursuant to (i) and (ii) above, or we may cancel such shares by a resolution of our board of directors. We may also dispose of such shares pursuant to a resolution of our board of directors, subject to other requirements applicable to the issuance of shares under the Companies Act.
Restrictions on Holders of our Common Shares
There are no restrictions with respect to non-residents of Japan or foreign shareholders holding our Common Shares or on the exercise of voting rights, except for filing requirements with respect to an acquisition of shares by a Non-Resident of Japan under the Foreign Exchange and Foreign Trade Act of Japan and related regulations. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file with our transfer agent its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan.
There are no provisions in our articles of incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

There are no provisions in our articles of incorporation or other subordinated rules regarding an ownership threshold, above which shareholder ownership must be disclosed.
There are no provisions in our articles of incorporation governing changes in our Company’s capital more stringent than is required by law.
Differences between the Law of Different Jurisdictions
The Company has identified in the responses above where provisions of the Companies Act applicable to the Company are significantly different from the comparable Delaware law.
Exchange Controls
The Foreign Exchange and Foreign Trade Act and related regulations (which we refer to as “FEFTA”) regulate certain transactions involving a “Non-Resident of Japan” or a “Foreign Investor”, including “inward direct investments” by Foreign Investors, and payments from Japan to foreign countries or by residents of Japan to Non-Residents of Japan.
“Non-Residents of Japan” are defined as individuals who are not residents in Japan and corporations whose principal offices are located outside of Japan. Generally, branches and other offices of Japanese corporations which are located outside of Japan are regarded as Non-Residents of Japan, and branches and other offices of non-resident corporations which are located within Japan are regarded as residents of Japan.
“Foreign Investors” are defined as:
•
individuals who are Non-Residents of Japan;

•
entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
companies of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan;

•
partnerships engaging in investment activities and investment limited partnerships (including partnerships formed under the laws of foreign countries) which satisfy one of the following conditions:

•
50% or more of contributions to the partnership were made by (i) individuals who are Non-Residents of Japan, (ii) entities which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iii) companies of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan, (iv) entities a majority of whose officers, or officers having the power of representation, are individuals who are Non-Residents of Japan, or (v) partnerships a majority of whose executive partners fall within items (i) through (iv) above; and

•
a majority of the executive partners of the partnership are (A) any persons or entities who fall within items (i) through (v) above, (B) any partnerships to which 50% or more of contribution were made by persons or entities who fall within items (i) through (v) above, or (C) limited partnerships a majority of whose executive partners fall within Non-Residents of Japan, persons or entities who fall within (A) or (B), or any officers of entities which fall within (A) or (B); and entities, a majority of whose officers are individuals who are Non-Residents of Japan.

Under FEFTA, among other triggering events, a Foreign Investor who desires to acquire shares in a Japanese company which is not listed on any stock exchange in Japan, is subject to a prior filing requirement, regardless of the acquired amount of shares, if such Japanese company engages any business in certain industries related to the national security. Such industries include, among other things, manufacturing in relation to weapons, aircraft, space, and nuclear power, as well as agriculture, fishery, mining, and utility service. Additionally, due to today’s growing awareness of cybersecurity, a 2019 amendment to FEFTA expanded the scope of the prior filing requirement, broadly covering industries related to data processing businesses and information and communication technologies service. Since our Digital Preventative Healthcare Segment could potentially involve the processing of data by collecting, processing, and retaining customers’ health information, direct acquisition of our Common Shares, rather than ADSs, by a Foreign Investor could be subject to the prior filing requirement under FEFTA.
A Foreign Investor wishing to acquire or hold our Common Shares directly will be required to make a prior filing with the relevant government authorities through the Bank of Japan and wait until clearance for the acquisition is granted by the applicable governmental authorities. Without such clearance, the Foreign Investor will not be permitted to acquire or hold our Common Shares directly. Once clearance is obtained, the Foreign Investor may acquire shares in the amount and during the period indicated in the filing. While the standard waiting period to obtain clearance is 30 days, the waiting period could be expedited to two weeks, at the discretion of the applicable governmental authorities, or may be subject to further extension, depending on the level of potential impact to national security.
In addition to the prior filing requirement above, when a Foreign Investor who completed a prior filing and received clearance has acquired shares in accordance with the filed information, such Foreign Investor will be required to make a post-acquisition notice filing to report the completed purchase. Such post-acquisition notice filing must be made no later than 45 days after the acquisition of the shares.
Under FEFTA, in each case where a resident of Japan receives a single payment of more than JPY 30 million from a Non-Resident of Japan for a transfer of shares in a Japanese company, such resident of Japan is required to report each receipt of payment to the Minister of Finance of Japan.
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents one Common Share (or a right to receive one Common Share) deposited with MUFG Bank Ltd., as custodian for the depositary in Japan. Each ADS also represents any other securities, cash or other property that may be held by the depositary. The deposited Common Shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of our Common Shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see the section entitled “Item 10. Additional Information-H. Documents on Display” in the 2024 Annual Report, which is incorporated herein by reference.

Dividends and Other Distributions
How will you receive dividends and other distributions on our Common Shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Common Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Common Shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the Common Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Certain Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any Common Shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Common Shares which would require it to deliver a fraction of an ADS (or ADSs representing those Common Shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Common Shares. The depositary may sell a portion of the distributed Common Shares (or ADSs representing those Common Shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our Common Shares any rights to subscribe for additional Common Shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Common Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation
How are ADSs issued?
Subject to the pre-clearance requirement described below, the depositary will deliver ADSs if you or your broker deposits our Common Shares or evidence of rights to receive Common Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
What are the pre-clearance requirements for Foreign Investors to acquire or hold the underlying Common Shares directly rather than through the depositary?
Under the 2019 amendments to FEFTA, a proposed transferee of our Common Shares who is a Foreign Investor (as defined under FEFTA) must submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Common Shares, which approval may take up to 30 days and could be subject to further extension. Prior to accepting Common Shares for deposit in return for the issuance of ADSs, the depositary, which is considered a Foreign Investor for purposes of FEFTA, must obtain pre-clearance from the Japanese governmental authority. Accordingly, investors wishing to deposit Common Shares with the depositary for the issuance of ADSs should notify the depositary at least 30 days prior to such deposit to allow time for the depositary to apply for any required pre-clearance, if not already obtained. The depositary will not accept any Common Shares for deposit until any required pre-clearance has been obtained. In addition, any Foreign Investor expecting to receive delivery of our Common Shares upon surrender of ADSs must also obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Accordingly, ADS holders who are Foreign Investors wishing to surrender ADSs for the purpose of withdrawing the underlying deposited Common Shares should apply for pre-clearance at least 30 days in advance of such surrender. The depositary will not accept surrender of ADSs for the purpose of withdrawal of Common Shares until it receives assurances satisfactory to the depositary that any required pre-clearance for the delivery of the Common Shares to a Foreign Investor has been obtained.
How can ADS holders withdraw the deposited securities?
Subject to the pre-clearance requirement described above, you may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver our Common Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited Common Share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited Common Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the Common Shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Common Shares. However, you may not know about the meeting far enough in advance to withdraw the Common Shares. The depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we ask the depositary to solicit your instructions at least 45 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:
•
we wish to receive a discretionary proxy to vote uninstructed Common Shares;

•
as of the instruction date we reasonably do not know of any substantial shareholder opposition to the matters; and

•
the matters are not materially adverse to the interests of shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s).
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Common Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Common Shares represented by your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.
Fees and Expenses
Persons depositing or withdrawing common shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Common Shares and the Common Shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Persons depositing or withdrawing common shares or ADS holders must pay:	For:
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or Common Shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders without registration under the Securities Act or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:
•
60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•
we delist our Common Shares from an exchange outside the United States on which they were listed and do not list the Common Shares on another exchange outside the United States;

•
the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

•
we appear to be insolvent or enter insolvency proceedings;

•
all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•
there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•
there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•
are not liable if we or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•
may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•
are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of Common Shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•
satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•
compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Common Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying Common Shares at any time except:
•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Common Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Common Shares;

•
when you owe money to pay fees, taxes and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Common Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Common Shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.
DESCRIPTION OF DEBT SECURITIES
General
As used in this prospectus, the term “debt securities” means the debentures, notes, bonds, and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Debt securities will be issued under an indenture between us and a trustee to be named therein. We will file the forms of indentures, as applicable, with the SEC and incorporate them by reference as exhibits to the registration statement of which this prospectus is a part. We may issue debt securities which may or may not be converted into our Common Shares. It is likely that convertible debt securities will not be issued under an indenture.
The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.
This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of debt securities. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.
When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.
Terms
The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:
•
the title of the debt securities;

•
the total amount of the debt securities;

•
the amount or amounts of the debt securities will be issued and interest rate;

•
the conversion price at which the debt securities may be converted;

•
the date on which the right to convert the debt securities will commence and the date on which the right will expire;

•
if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

•
if applicable, a discussion of material federal income tax consideration;

•
if applicable, the terms of the payoff of the debt securities;

•
the identity of the indenture agent, if any;

•
the procedures and conditions relating to the conversion of the debt securities; and

•
any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer
We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue debt securities in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new debt securities certificates of different denominations, and holders may exchange, transfer, or convert their debt securities at the debt securities agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.
Prior to the conversion of their debt securities, holders of debt securities convertible for Common Shares will not have any rights of holders of Common Shares, and will not be entitled to dividend payments, if any, or voting rights of the Common Shares.
Conversion of Debt Securities
A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.
Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

DESCRIPTION OF WARRANTS
General
We may issue warrants to purchase our securities. We may issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.
This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a warrant document when it is filed.
When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.
Terms
The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any warrants that we may offer, including, but not limited to, the following:
•
the title of the warrants;

•
the total number of warrants;

•
the price or prices at which the warrants will be issued;

•
the price or prices at which the warrants may be exercised;

•
the currency or currencies that investors may use to pay for the warrants;

•
the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•
whether the warrants will be issued in registered form or bearer form;

•
information with respect to book-entry procedures, if any;

•
if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•
if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•
if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•
if applicable, a discussion of material federal income tax considerations;

•
if applicable, the terms of redemption of the warrants;

•
the identity of the warrant agent, if any;

•
the procedures and conditions relating to the exercise of the warrants; and

•
any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreement
We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.
The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.
Form, Exchange, and Transfer
We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus.
Prior to the exercise of their warrants, holders of warrants exercisable for Common Shares will not have any rights of holders of Common Shares and will not be entitled to dividend payments, if any, or voting rights of Common Shares.
Exercise of Warrants
A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.
Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS
We may issue units in three types of combinations, namely convertible debt securities (debt securities which can be converted into Common Shares at a pre-determined price by exercising warrants), debt securities with warrants (which cannot be transferred separately from both debt securities and warrants), and simultaneous issuance of warrants and debt securities (both of which can be transferred separately from each other). Since debt securities with warrants include the right to purchase Common Shares, if the warrants are not exercised due to a decline in the share price, the holder will incur a loss equivalent to the option fee for such right. In addition, unlike convertible debt securities, where Common Shares are acquired in exchange for the debt securities, debt securities with warrants require additional funds to acquire Common Shares by exercising the warrants. Conversely, if the share price rises significantly above the exercise price, the holders of the debt securities with warrants can acquire Common Shares by exercising the warrants while still holding the debt securities, resulting in a larger return than the convertible debt securities. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.
This summary and any description of units in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a document when it is filed.
The applicable prospectus supplement, information incorporated by reference, or free writing prospectus may describe:
•
The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•
Any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•
Whether the units will be issued in fully registered or global form; and

•
Any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Share Capital,” “Description of American Depositary Shares,” “Description of Debt Securities,” and “Description of Warrants” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:
•
through agents;

•
to or through underwriters;

•
through broker-dealers (acting as agent or principal);

•
directly by us to purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering, or other method;

•
through a combination of any such methods of sale; or

•
through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:
•
block transactions (which may involve crosses) and transactions on Nasdaq or any other organized market where the securities may be traded;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•
ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•
sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•
sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, extinguishment of debt, or another form negotiated by the parties. Agents, underwriters, or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
Agents, underwriters, and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference, or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters, or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.
Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.
Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities.
These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain, or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

TAXATION
Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information — E. Taxation” in the 2024 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.
EXPENSES
The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.
SEC registration fee		$7,655
FINRA fees		$8,000
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

*
To be provided by a prospectus supplement or as an exhibit to a report of foreign private issuer on Form 6-K that is incorporated by reference into this registration statement. Estimated solely for this item. Actual expenses may vary.

MATERIAL CONTRACTS
Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Documents by Reference” below.
MATERIAL CHANGES
Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2024.
LEGAL MATTERS
We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Japanese law is being passed upon for us by NAYUTA Partners Law Office, our counsel as to Japanese law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.
EXPERTS
GuzmanGray, independent registered public accounting firm, has audited our consolidated financial statements as of, and for the year ended, December 31, 2024, as set forth in their report thereon. The office of GuzmanGray is located at 3200 Bristol St, Suite 640, Costa Mesa, CA 92626.
TAAD, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2023 and 2022, as set forth in their report thereon. The office of TAAD, LLP is located at 20955 Pathfinder Road, Suite 370, Diamond Bar, CA 91765.

The consolidated financial statements included in this Prospectus and elsewhere in Registration Statement have been so included in reliance upon the reports of GuzmanGray and TAAD, LLP given their authority as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We hereby incorporate by reference into this prospectus the following documents:
(1)
our annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 29, 2025;

(2)
our reports of foreign private issuer on Form 6-K filed with the SEC on June 5, 2025, June 30, 2025, and August 22, 2025;

(3)
the description of our securities contained in our registration statement on Form 8-A filed with the SEC on December 15, 2020, the description of securities contained in the exhibit 2.3 to the 2024 Annual Report filed with the SEC on April 29, 2025;

(4)
any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)
any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

The 2024 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These statements were prepared in accordance with U.S. GAAP.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
MEDIROM Healthcare Technologies Inc.
2-3-1 Daiba,
Minato-ku
Tokyo 135-0091, Japan
+81-(0)3-6721-7364
You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) a registration statement on Form F-3 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about our Company, our securities being offered by this prospectus, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.
You may access and read the registration statement and this prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers”, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, corporate auditors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of Common Shares. In addition, as a “foreign private issuer”, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. Furthermore, we are not required under the Exchange Act to file periodic or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act.
Our corporate website is https://medirom.co.jp/en/. You may go to our website to access our periodic reports and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. We have included our website address in this prospectus solely for informational purposes.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a joint-stock corporation organized under Japanese law. Most of our directors, corporate auditors and executive officers reside in Japan, and substantially all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. Our Japanese counsel has advised us that there is uncertainty as to whether courts in Japan would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors, corporate auditors or executive officers that are predicated upon such U.S. securities laws, or (ii) entertain original actions in Japan based on such laws. Under the Civil Execution Act of Japan and the Code of Civil Procedure, a final judgment of a foreign court will not be recognized or enforced in Japan unless, among other things, (a) the foreign court’s jurisdiction is acknowledged under applicable laws, regulations, treaties or conventions, (b) proper service of process was effected on the defendant (or equivalent protection was afforded), (c) the judgment and the foreign proceedings are not contrary to Japanese public policy, and (d) there is reciprocity — in that courts of the foreign jurisdiction would recognize, without re-examination of the merits (subject to public policy), a comparable final judgment rendered by a Japanese court. There is no treaty between the United States and Japan that generally provides for recognition or enforcement of U.S. court judgments in Japan, and reciprocity is assessed by Japanese courts on a case-by-case basis. Consequently, judgments of U.S. courts imposing civil liabilities predicated solely on U.S. federal or state securities laws may not be recognized or enforceable in Japan.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors, etc.
Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:
(1)
Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

(2)
If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)
If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

(4)
If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

In accordance with Article 27 and Article 35 of our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with non- executive directors and corporate auditors, respectively, to limit his or her liability to our Company for loss or damage arising from the conduct specified under Article 423 of the Companies Act; provided that, the amount of such limited liability is either: (i) an amount set out in the agreement which shall be not less than one million (1,000,000) yen, or (ii) the amount stipulated in applicable laws and regulations, whichever is higher. Messrs. Akira Nojima and Tomoya Ogawa are considered independent, “non-executive” directors within the meaning of the Companies Act. Mr. Kouji Eguchi (our Chief Executive Officer) and Mr. Fumitoshi Fujiwara (our Chief Financial Officer) are considered “executive” directors within the meaning of the Companies Act.
In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.
We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.
We have not entered into any limitation of liability agreements with any of our directors or corporate auditors.

Item 9.   Exhibits
Exhibit No.	Description
1.1*	Form of Underwriting Agreement
4.1	Form of Deposit Agreement among the Registrant, the depositary, and holders of the American Depositary Receipts, filed as Exhibit 4.1 to Form F-1 (File No. 333-250762) filed on November 20, 2020 and incorporated herein by reference.
4.2	Specimen American Depositary Receipt of the Registrant, included as Exhibit A in Exhibit 4.1 to Form F-1 (File No. 333-250762), filed on November 20, 2020 and incorporated herein by reference.
4.3	Purchase Agreement, dated December 9, 2022, by and between the Company and the Bond Holder Kufu Company Inc., filed as Exhibit 4.1 to the Registrant’s Form 6-K filed with the SEC on December 9, 2022 and incorporated herein by reference.
4.4	Indenture, dated December 9, 2022 Kufu Company Inc., filed as Exhibit 4.2 to the Registrant’s Form 6-K filed with the SEC on December 9, 2022 and incorporated herein by reference.
4.5	Letter of Proposal, dated November 1, 2024, by and between the Company and the Bond Holder Kufu Company Inc., relating to the convertible bonds issued to Kufu Company Inc. (English translation), filed as Exhibit 4.5 to Form F-1 (File No. 333- 281771) filed on November 7, 2024 and incorporated herein by reference.
4.6	Purchase Agreement, dated October 8, 2024, between the Company and the Bond Holder Triple One Investment Partnership, filed as Exhibit 4.1 to the Registrant’s Form 6-K filed with the SEC on October 11, 2024 and incorporated herein by reference.
4.7	Indenture relating to the convertible bonds issued to Triple One Investment Partnership, filed as Exhibit 4.2 to the Registrant’s Form 6-K filed with the SEC on October 11, 2024 and incorporated herein by reference.
4.8	Notice from Kufu Company Inc., dated December 3, 2024, relating to the convertible bonds issued to Kufu Company Inc. (English translation), filed as Exhibit 4.9 to Form F-1 (File No. 333-281771) filed on December 4, 2024 and incorporated herein by reference.
4.9	Form of Representative’s Warrant, filed as Exhibit 4.8 (included in Exhibit 1.1) to Form F-1 (File No. 333-281771) filed on December 4, 2024 and incorporated herein by reference.
4.10*	Form of Debt Security
4.11*	Form of Warrant Agreement and Warrant Certificate
4.12*	Form of Unit Agreement and Unit Certificate
4.13**	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any
4.14**	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any
5.1**	Opinion of NAYUTA Partners Law Office
23.1**	Consent of TAAD LLP
23.2**	Consent of GuzmanGray
23.3**	Consent of NAYUTA Partners Law Office (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page)
25.1***	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Senior Debt Securities Indenture
25.2***	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Debt Securities Indenture
107**	Filing Fee Table

*
To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

**
Filed herewith.

***
To be filed, if necessary, on electronic Form 305b2 pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 10   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on September 10, 2025.
MEDIROM Healthcare Technologies Inc.
By:	/s/ Kouji Eguchi Kouji Eguchi Chief Executive Officer (Principal Executive Officer)
POWERS OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Kouji Eguchi and Fumitoshi Fujiwara, and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his/her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Kouji Eguchi Name: Kouji Eguchi	Chief Executive Officer and Representative Director (Principal Executive Officer)	September 10, 2025
/s/ Fumitoshi Fujiwara Name: Fumitoshi Fujiwara	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 10, 2025
/s/ Akira Nojima Name: Akira Nojima	Independent Director	September 10, 2025
/s/ Tomoya Ogawa Name: Tomoya Ogawa	Independent Director	September 10, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of MEDIROM Healthcare Technologies Inc., has signed this registration statement or amendment thereto in New York, NY on September 10, 2025.
Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries Name: Colleen A. De Vries Title: Senior Vice President on behalf of Cogency Global Inc.